EXHIBIT 10.3

WITHOUT PREJUDICE
SUBJECT TO CONTRACT
STRICTLY PRIVATE AND CONFIDENTIAL

DATED AUGUST 19	2009
AVISTAR SYSTEMS (UK) LIMITED and DARREN INNES
COMPROMISE AGREEMENT

5 New Street Square | London EC4A 3TW
Tel +44 (0)20 7300 7000
Fax +44 (0)20 7300 7100
DX           41 London
www.taylorwessing.com

Berlin ½ Brussels ½ Cambridge ½ Dubai ½ Düsseldorf ½ Frankfurt ½ Hamburg ½ London ½ Munich ½ Paris ½ Beijing ½ Shanghai ½ Alicante

UKMAT:10309952.1
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Index

Index
Clause No. Page No.
1.Definitions 1
2.Termination of Employment 2
3.Remuneration 2
4.P45 2
5.Severance Payment 2
6.Tax 2
7.Secrecy 3
8.Post-Termination Restrictions 4
9.Past and Future Conduct of Employee etc 4
10.Company Property 4
11.Legal Expenses 4
12.Claims against the Employer 5
13.Counterparts 8
14.Interpretation 8
15.Third Party Rights 8
16.Enforcement of the Compromise Agreement 8
17.Without Prejudice 9
18.Entire Agreement 9
19.Jurisdiction and Governing Law 9
SCHEDULE 1 10

UKMAT:10309952.1
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COMPROMISE AGREEMENT

WITHOUT PREJUDICE

SUBJECT TO CONTRACT

THIS AGREEMENT is made on AUGUST 19, 2009

BETWEEN

(1)	AVISTAR SYSTEMS (UK) LIMITED, a company incorporated in England (registered no. 02935419 and having its registered office at 89 Worship Street, London EC2A 2BF (the "Employer"); and

(2)	DARREN INNES of 3 Thomas Crewe Close, Brackley NN13 6DX (the "Employee”).

INTRODUCTION

(A)	The Employee's employment with the Employer will terminate on the Termination Date by mutual agreement.

(B)
The parties wish to compromise any claims which may be made in connection with the employment and make other arrangements for an orderly transition.  This agreement does not, except to the extent expressly stated, vary the Contract of Employment, but rather sets out terms for the compromise of such claims and the required arrangements.

(C)	The Employer is entering into this agreement for itself and as agent for all Group Members and is duly authorised in that behalf.

AGREED TERMS

1.	Definitions

In this agreement:

"Adviser" means the person referred to in clause 12.3(c);

"Contract of Employment" means the Contract of Employment dated 19 October 2007 between the Employee and the Employer;

"Group" means the Employer and its Group Members;

"Group Member" means the Employer and any “group undertaking” (as defined in section 1161 of the Companies Act 2006) of the Employer;

"Inventions and Non-Disclosure Agreement" means the Inventions and non-disclosure agreement issued to the Employee with his Contract of Employment; and

"Termination Date" means 28 August 2009.

2.	Termination of Employment

2.1
With effect from the Termination Date the Employee will cease to be an employee of the Employer and shall not hold himself out as having any continuing connection with the Employer or with any Group Member.

2.2	The terms of the Contract of Employment will remain in full force and effect save to the extent that they have been expressly varied by the terms of this agreement.

3.	Remuneration

3.1
Except as set out in this agreement all entitlements to payments or benefits arising out of or in connection with the Employee's employment with the exception of accrued pension rights, if any, will cease from the Termination Date and the Employee acknowledges that he has no further claims in respect of them.

3.2	The Employee shall be entitled to receive £2,160.58 in lieu of 37.45 hours accrued but untaken holiday, less income tax at the marginal rate and employee National Insurance contributions.

3.3	The Employer shall pay to the Employee the sum of £4,615.39, representing two weeks' notice, less income tax at the marginal rate and employee National Insurance contributions.

In addition, the Employer shall pay to the Employee any unpaid company expenses incurred prior to the Termination Date.  Payment is subject to submission of proper receipts by Employee and audit by Employer.

4.	P45

The Employer undertakes that the Employee’s P45 will have been issued by the Employer prior to any payment being made to the Employee under the terms of clause 5.

5.	Severance Payment

Subject to the Employee's compliance with his obligations under and the satisfaction of the conditions in this agreement and the representations and warranties of the Employee contained in this agreement being true and accurate, including but not limited to those in clauses 9 and 10 the Employer shall, as compensation for loss of employment but without admission of liability, pay to the Employee within 28 days following the later of (i) the date of this agreement, (ii) the Termination Date, (iii) receipt of the completed and signed Adviser's Certification in the form set out in schedule 1, (iv) compliance with clause 10, the sum of £35,000 (the "Severance Payment") which shall be paid without deduction of tax.  As noted in Section 2.2 above, acceptance of this Severance Payment by Employee, shall vary (replace) the original severance offer as stated in Section 15. Severance of the Employee’s Contract of Employment.

6.	Tax

6.1	The parties agree that the Severance Payment represents compensation for the termination of the Employee’s employment and as such does not represent contractual remuneration.

6.2
The Employer makes no warranty as to the taxable status of the Severance Payment and, accordingly, the Employee agrees that any income tax or employee National Insurance contributions payable pursuant to the Severance Payment and on any other benefits provided to the Employee pursuant to this agreement is the Employee’s personal responsibility.

6.3
The Employee undertakes that if the Employer or any Group Member is called upon to account to HM Revenue & Customs for any income tax, employee National Insurance contributions, interest or penalties thereon arising in respect of the payments made or benefits provided under this agreement, other than any income tax deducted under clause 5 above, (such income tax, National Insurance contributions, interest or penalties referred to in this agreement as the "Excess Tax"), provided that the Company agrees to provide immediately to the Employee of any such demand or assessment before the Company makes any payment and shall afford the Employee a reasonable opportunity to contest the relevant assessment or demand with the HMRC, and if the Employer or any other Group Member pays the Excess Tax to HM Revenue & Customs, the Employee will, at the written request of such entity, immediately pay to such entity an amount equal to the Excess Tax.

7.	Secrecy

7.1
The Employee and Company mutually undertake that they shall not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Employee, Employer or any Group Member or any of its or their future, current or former officers, contractors, agents, clients, shareholders or employees.

7.2	The Employee undertakes that he shall not, whether directly or indirectly, make any announcement, statement or comment concerning:

(a)	the terms of this agreement or its preceding negotiations; and/or

(b)
the content of any written or unwritten grievance submitted, created or contemplated by the Employee or any written or unwritten communications submitted, created or contemplated by the Employee relating to the Group or its operations, employees, contractors or agents, business, finances or services (and in each case whether or not that grievance or communication was made or given to the Employer, a Group Member or any third party); and/or

(c)	confidential matters during the Employee’s employment with the Employer including without limitation the circumstances of the termination of the Employee's employment,

and shall not disclose the same to any person, firm or company except as required by law or the rules of any relevant regulatory authority or in communications with his professional or financial advisers his partner or members of his immediate family and he shall procure that each of them shall keep such terms and circumstances confidential.

7.3	The Employee agrees and acknowledges that:

(a)
any grievance raised by him arising from or in connection with his employment with the Employer is unconditionally withdrawn from the date of this agreement and that the Group shall have no further obligations to the Employee to consider any such grievance or further grievances relating to the subject matter of any previous grievance; and

(b)	he has no outstanding grievances arising from or in connection with his employment with the Employer which he has not raised with the Employer.

8.	Post-Termination Restrictions

In consideration of £100 which shall be subject to deduction of tax and National Insurance contributions at the applicable rate the Employee enters into the obligations at Clause 7 and also acknowledges and confirms that the obligations undertaken by the Employee under clauses 11 (confidentiality) and 16, 17 and 18 (post-termination restrictive covenants) of the Contract of Employment and the obligations contained in the Inventions and Non-Disclosure Agreement are now repeated and will remain in force and effect notwithstanding the termination of the Employee's employment save that the restriction periods detailed in clauses 16, 17 and 18 will be reduced to 6 months.

9.	Past and Future Conduct of Employee etc

9.1
The Employee represents and warrants that he has not committed any breach of any obligations or duties (express or implied) owed to the Employer or any Group Member, which could have justified his summary dismissal if he was still employed.  The Employee further represents and warrants that he has not withheld or failed to disclose any material facts concerning the performance of his duties with the Employer or any Group Member or any breach of any material term (express or implied) of the Contract of Employment which may influence the decision of the Employer to enter into this agreement or agree any of its terms.

9.2
The Employee represents and warrants that, at the date of this agreement, he is not employed or engaged in any business whether on behalf of himself or another, that he is not in receipt of any remuneration and that he is not in negotiations which are likely to lead to an offer of employment or any such engagement or to the receipt of remuneration and that he has not received or accepted or agreed to accept any such offer.

10.	Company Property

The Employee represents and warrants that except as expressly provided for in this agreement he will within one month from the Termination Date return to the Employer all property, equipment, records, correspondence, documents, files and other information (whether originals, copies or extracts) belonging or relating to the Employer or any Group Member and that the Employee will not retain any copies.  At the Employer’s request the Employee shall provide written confirmation of his compliance with this clause.

11.	Legal Expenses

The Employer shall, within 28 days of receipt by it of an appropriate copy VAT invoice addressed to the Employee for payment by the Employer, pay to the Employee's solicitors, [INSERT FIRM NAME] , the Employee's legal expenses relating exclusively to the negotiation and preparation of this agreement, up to a maximum of £250 plus VAT.

12.	Claims against the Employer

12.1
Although the Employer makes no admission of any liability, the terms set out in this agreement have been agreed in full and final settlement of all or any claims, costs and expenses and any rights of action of any kind whatsoever whether under English, Scottish, European Union law or the laws of any other jurisdiction the Employee has or may have against the Employer, Group Members, and any of its or their officers, employees, shareholders, consultants, agents or trustees of the Pension Scheme (in each case future, current or former) arising directly or indirectly out of or in connection with his employment by the Employer, the Employee’s holding of any office or as a shareholder or the termination of such employment or office or shareholding which he asserts including and limited to claims for unfair dismissal, wrongful dismissal or a breach of contract.

12.2
It is further the intention of the Employee and the Employer that the terms set out in this agreement have been agreed in full and final settlement of all or any past, present or future claims, costs and expenses and any rights of action of any kind whatsoever whether under English, Scottish or European Union law or the laws of any other jurisdiction that the Employee has or may have against the Employer, Group Members and any of its or their officers, employees, shareholders, consultants or agents (in each case future, current or former) (whether or not the Employee does or could have knowledge of them) arising directly or indirectly out of or in connection with the Employee's employment by the Employer, the Employee's holding of any office or as a shareholder or the termination of such employment or office or shareholding under common law, contract, statute or otherwise, whether such claims are or could be known to the parties or in contemplation at the date of this agreement in any jurisdiction including, without limitation, any claim or claims the Employee may have in respect of:

(a)	unfair dismissal under the Employment Rights Act 1996;

(b)	wrongful dismissal;

(c)	breach of contract;

(d)	a redundancy payment pursuant to section 135 of the Employment Rights Act 1996 (or otherwise pursuant to the Contract of Employment);

(e)	equal pay under the Equal Pay Act 1970;

(f)	direct or indirect discrimination, victimisation or harassment on grounds of sex or the Employee's marital or civil partnership status contrary to the Sex Discrimination Act 1975;

(g)	direct or indirect discrimination, victimisation or harassment on grounds of colour, race, nationality or ethnic or national origin contrary to the Race Relations Act 1976;

(h)	direct or indirect disability related discrimination, failure to make reasonable adjustments, victimisation or harassment contrary to the Disability Discrimination Act 1995;

(i)	direct or indirect discrimination, victimisation or harassment contrary to the Employment Equality (Age) Regulations 2006;

(j)	direct or indirect discrimination, victimisation or harassment on grounds of sexual orientation discrimination contrary to the Employment Equality (Sexual Orientation) Regulations 2003;

(k)	direct or indirect discrimination, victimisation or harassment on grounds of religion or belief discrimination contrary to the Employment Equality (Religion or Belief) Regulations 2003;

(l)	an unlawful deduction from wages under the Employment Rights Act 1996;

(m)	working time or holiday pay under the Working Time Regulations 1998;

(n)	any breach of the Employee's rights in respect of accompaniment at disciplinary or grievance hearings;

(o)	discrimination on grounds of part time status and any other breach of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(p)	discrimination on grounds of fixed term status and any other breach of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(q)	maternity, paternity, adoption and parental leave and flexible working under the Employment Rights Act 1996 or any breach of the Maternity and Parental Leave etc Regulations 1999 as amended;

(r)	harassment under section 3 Protection from Harassment Act 1997;

(s)	dismissal or action short of dismissal taken by the Employer on grounds related to the Employee's union membership activities and/or other relevant statutory provisions;

(t)
any failure have complied with the requirements of the statutory dismissal and disciplinary and grievance procedures under the Employment Act 2002 or Employment Act 2002 (Dispute Resolution) Regulations 2004;

(u)
any claim arising from circumstances in which there has been an unreasonable failure to comply with a code of practice issued under Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 which relates exclusively or primarily to the resolution of disputes;

(v)	protected disclosures under sections 43 A-L and 47B Employment Rights Act 1996 and the Public Interest Disclosure Act 1998;

(w)	the national minimum wage under the National Minimum Wage Act 1998;

(x)	provision of employment particulars under the Employment Rights Act 1996;

(y)	failure to comply with obligations under the Transnational Information and Consultation etc. Regulations 1999;

(z)	failure to comply with obligations under the Information and Consultation of Employees Regulations 2004;

(aa)	obligations to elect appropriate representatives or inform and consult or any entitlement to a protective award under the Trade Union and Labour Relations (Consolidation) Act 1992;

(bb)	obligations to elect appropriate representatives or inform and consult or any entitlement to compensation under the Transfer of Undertakings (Protection of Employment) Regulations 2006;

(cc)	any personal injury claims;

(dd)	failure to comply with obligations under the Human Rights Act 1998; and

(ee)	failure to comply with obligations under the Data Protection Act 1998,

PROVIDED ALWAYS THAT this clause 12 shall not apply to any claims in respect of the Employee's accrued pension entitlement as at the Termination Date, if any.

12.3	The Employee represents and warrants that:

(a)
the claims and prospective claims listed at clauses 12.1 and 12.2 are all the claims or prospective claims which the Employee believes that he has or may have against the Employer or any Group Member or its or their respective shareholders, officers, employees, consultants or agents (in each case future, current or former) whether at the time of entering into this agreement or in the future arising out of or in connection with his employment, directorships or its or their termination;

(b)
he has instructed the Adviser to advise whether he has any claims, including without limitation claims under clauses 12.1 and 12.2 above, against the Employer or the persons referred to in clause 12.3(a) and that he has provided the Adviser with all available information which the Adviser requires in order to do so;

(c)
the Employee has received independent legal advice from a relevant independent adviser as to the terms and effect of this agreement and in particular its effect on the Employee's ability to pursue his rights before an employment tribunal or other court.  The name of the relevant independent adviser who has advised the Employee is [INSERT ADVISER NAME] of [INSERT FIRM NAME]  of [INSERT FIRM ADDRESS];

(d)
the Employee is advised by the Adviser that there is in force and was, at the time the Employee received the advice referred to above a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of loss arising in consequence of that advice;

(e)
the Employee has not issued proceedings before the employment tribunals, High Court or County Court or any court in respect of any claim in connection with his employment or its termination.  The Employee undertakes that neither the Employee, nor anyone acting on his behalf, will issue or continue any such proceedings in respect of such claims as are referred to in clauses 12.1 or 12.2, and if they do so, or if any of the warranties given by him in this agreement is inaccurate or untrue or if the claims referred to in clauses 12.1 and 12.2 have not been validly and lawfully compromised by the provisions of this agreement, without prejudice to any other remedy which may be available to the Employer the Employee agrees he will repay the Severance Payment to the Employer immediately as a debt and on demand and that the Employer shall be released from any continuing obligations under this agreement; and

(f)	the Employee acknowledges that the Employer has acted in reliance on these warranties when entering into this agreement.

12.4
The provisions of clauses 12.1 and 12.2 shall have effect irrespective of whether or not the Employee is or could be aware of such claims, costs, expenses or rights of action at the date of this agreement and irrespective of whether or not such claims, costs, expenses or rights of action are or could be in the contemplation of the Employer and the Employee (whether express or otherwise) at the date of this agreement (including such claims, costs, expenses or rights of action of which the Employee becomes aware after the date of this agreement in whole or in part as a result of the commencement of new legislation or the development of common law).

12.5
The Employee agrees that, except for the payments and benefits provided for in clauses 3 and 5 and subject to the waiver in clauses 12.1 and 12.2 he shall not be eligible for any further payment or benefit from the Employer or any Group Member or Pensions Scheme (other than accrued benefits) relating to his employment or its termination and without limitation to the generality of the foregoing, he expressly waives any right or claim that he has or may have to payment of bonuses, any benefit or award programme or grant of equity interest, or to any other benefit, payment or award he may have received had his employment not been terminated.

12.6
The Employer and the Employee agree and acknowledge that the conditions regulating compromise agreements in the Employment Rights Act 1996 and legislation specified in clauses 12.1 and 12.2 are intended to be and have been satisfied.

13.	Counterparts

This agreement may consist of any number of duplicates each executed by at least one party, each of which when so executed and delivered shall be an original, but all the duplicates shall together constitute one instrument.

14.	Interpretation

The headings to clauses are for convenience only and have no legal effect.

15.	Third Party Rights

The parties to this agreement may vary or rescind it without notifying or seeking the consent of any third party on whom rights are conferred under the Contracts (Rights of Third Parties) Act 1999 and the rights conferred by section 2 of that Act are excluded.

16.	Enforcement of the Compromise Agreement

16.1	The parties agree that they consider the provisions of this agreement to be valid, reasonable and enforceable.

16.2
The parties acknowledge and agree that the clauses and sub-clauses of this agreement are severable and that if any clause or sub-clause or identifiable part is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the validity or enforceability of the agreement’s remaining clauses, sub-clauses, or parts of the agreement.

16.3
The Employee agrees that if he breaches or violates any of the terms of this agreement damages alone may not compensate for such breach or violation and that relief by way of injunction or interim interdict is reasonable and essential to safeguard the interests of the Employer and that an injunction or interim interdict in addition to any other remedy may accordingly be obtained by the Employer.  No waiver of any such breach or violation should be implied from the forbearance or failure by the Employer to take action in respect of such breach or violation.

17.	Without Prejudice

Notwithstanding that this agreement is marked “Without Prejudice” and “Subject to Contract”, it will become open and binding when executed by both parties and the certificate signed by the Employee's adviser at schedule 1 is supplied.

18.	Entire Agreement

18.1
Except for those provisions of the Contract of Employment and the Inventions and Non-Disclosure Agreement which are expressed in that document or herein to continue in effect, this agreement sets out the entire agreement between the Employer and the Employee with regard to the effect of termination of the employment and supersedes all prior discussions between the parties or their advisers and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given and whether given orally or in writing.

18.2	The Employee acknowledges that the Employer enters into this agreement in reliance on the Employee's warranties in clauses 9, 10 and 12.

19.	Jurisdiction and Governing Law

This agreement shall be governed by and construed in accordance with English law and the courts and employment tribunals of England and Wales shall have exclusive jurisdiction to determine all disputes relating to this agreement.

Signed by :             /s/ Elias MurrayMetzger, Chief Financial Officer
For and on behalf of the Employer

Date:                            August 27, 2009

Signed by :    /s/ Darren Innes
        The Employee

Date:                                August 27, 2009

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SCHEDULE 1

Certification by Employee's Adviser

Addressed to the Employer

I,

of

certify as follows:

1.	I am a "relevant independent adviser" (as such term is defined in section 203 of the Employment Rights Act 1996).

2.	Before the Employee signed the agreement, I advised him as to the terms and effect of the agreement and in particular upon its effect on his ability to pursue his rights before an employment tribunal.

3.
At the time that I gave the advice referred to in paragraph 2 of this certificate, there was in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of any loss arising as a consequence of that advice.

Signed                      :        /s/ Carol Shaw

Name:                           Carol Shaw

Address:                      Spratt Endicott Solicitor
52-54 The Green
Banbury
Oxon
OX16 9AB.

Dated:                          August 26, 2009

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